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                                                                  EXHIBIT 23.8.1


General Partners
Baywood Partners, Limited:


We consent to the use of our report with respect to the consolidated financial statements of Baywood Partners, Limited and its limited Partnership interest as of and for the year ended December 31, 1997 included herein and to the reference to our firm under the heading "Experts" in the prospectus supplement.




Greenville, South Carolina
March 12, 1999